Exhibit 10.24
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is entered into as of December 14, 2009, by and between Kenneth T. Lamneck (“Executive”), an individual, and Insight Enterprises, Inc., (the “Company”) (together, the “Parties”).
WHEREAS, the Company desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1. Position and Title. The Company will employ Executive as its President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”), and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement, including the powers and authority set forth in Paragraph 2 below.
2. Employment Commencement Date. Executive will commence his employment as President and CEO of the Company under the terms of this Agreement starting on January 1, 2010 (the “Commencement Date”).
3. Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with Executive’s position as President and CEO of the Company, as determined by the Board. Executive shall perform his duties faithfully and to the best of his ability and shall devote the whole of his professional time, attention and energies to the performance of his work responsibilities. Executive shall not serve on the Boards of Directors of any other public, private or non-profit company or entity without the consent of the Board.
4. Board of Directors. Upon the Commencement Date, Executive shall serve as a member of the Board. Executive’s termination of employment with the Company for any reason shall immediately terminate Executive’s membership on the Board as well as the board of any subsidiary or affiliated company, as may be applicable, and Executive agrees that he will execute any and all documents necessary to effect such actions.
5. Location. The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in Tempe, Arizona; provided, however, that Executive shall travel and perform occasional services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement. Executive hereby agrees that he will relocate from his current residence to the Phoenix, Arizona metropolitan area as soon as possible upon the conclusion of the 2009-2010 academic year.

6. Term. Subject to the provisions for earlier termination set forth in Section 8, the term of Executive’s employment hereunder shall commence on the Commencement Date and continue for the period of one (1) year following the Commencement Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one (1)-year periods (each a “Renewal Term”) unless either party provides written notice of such party’s intent not to continue this Agreement no less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be (the Initial Term and any Renewal Terms shall be referred to herein as the “Term”); provided, however, that the Company’s decision to provide notice of non-renewal shall be treated as a termination without Cause pursuant to Section 8(c) herein.
7. Compensation.
(a)	Base Salary. During the Term, the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $600,000 per year (the “Base Salary”).
(b)	Annual Bonus. For 2010 only, (i) Executive’s participation rate for Target pursuant to the Company’s Cash Incentive Plan (the “Incentive Plan”) shall be $600,000 and (ii) the Company guarantees that Executive’s annual bonus pursuant to this Section 7(b) shall be at least 70% of Target.
(c)	Equity Participation. No later than February 28, 2010, subject to Board approval, Executive will receive a grant of Company Restricted Stock Units (“RSUs”) having aggregate value equal to $1.5 million, based on the Company’s closing stock price on the Commencement Date and governed by the terms and conditions of the Company’s 2007 Omnibus Plan (the “Plan”). The RSU’s granted pursuant to this Section 7(c) shall vest over a period of three (3) years and, subject to the terms and conditions of the Plan, (i) 60% of the RSUs will be subject to performance based vesting (the “Performance Based RSUs”) and (ii) the remaining 40% of the RSUs will vest on a service basis. For 2010 only, the Company guarantees that Executive’s Performance Based RSUs subject to vesting during 2010 shall vest at a rate of at least 50%.
(d)	One-Time “Make Whole” Payment for 2009 Cash Bonus. Upon the Commencement Date, the Company shall pay to Executive a one-time cash payment in the amount of $500,000 to make Executive whole for his lost 2009 bonus opportunity with his previous employer (the “Make Whole Bonus Payment”). Executive agrees that (i) the Make Whole Bonus Payment will be reduced dollar-for-dollar by any 2009 cash bonus received by Executive from his previous employer; and (ii) Executive will promptly repay the Company for any Make Whole Bonus Payment received in the event that, during 2010, Executive either resigns from his employment without Good Reason or is terminated by the Company for Cause.

(e)	One-Time “Make Whole” Equity Grant. Upon the Commencement Date, Executive will receive a grant of RSUs having aggregate value equal to $1.5 million, based on the Company’s closing stock price on the Commencement Date and governed by the terms and conditions of the Plan. The RSUs granted pursuant to this Section 7(e) will vest on a service basis over a period of three (3) years; provided, however, that in the event Executive’s employment with the Company is terminated without Cause during the Initial Term, that portion of the RSUs granted pursuant to this Section 7(e) that would have vested by the end of the Initial Term had Executive remained an employee of the Company shall become fully vested and transferable and all applicable deferral and restriction limitations or forfeiture provisions shall lapse. Executive agrees that, to the extent Executive is not required to forfeit all or some of his unvested equity interest in his previous employer, this One-Time “Make Whole” Equity Grant will be reduced accordingly.
(f)	Relocation Benefits. Executive will be entitled to relocation benefits in accordance with the Company’s relocation policy (the “Relocation Policy”); provided, however, notwithstanding the Relocation Policy, the Company will provide Executive with temporary housing and reasonable expenses incurred for return trips to Florida prior to his relocation to the Phoenix, Arizona metropolitan area upon the conclusion of the 2009-2010 academic year as provided in Section 5 herein. Other exceptions to the Relocation Policy will be reviewed by the Compensation Committee of the Board. It is the intent of the Company to provide a relocation program to Executive that is in keeping with common practice for senior-most executives in the Company’s industry.
(g)	Employee Benefits. During the Term, Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit plans and programs generally available to other executive employees of the Company, including the Company’s Deferred Compensation Plan.
(h)	Business Expenses. During the Term, Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Board.
(i)	Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s policies and procedures applicable to other executive employees of the Company, in effect from time to time.

8. Termination of Employment. Prior to the expiration of the Term, Executive’s employment under this Agreement shall terminate:
(a)	Immediately upon the death of Executive;
(b)	After ten (10) days’ written notice by the Company to Executive on account of Executive’s Disability. “Disability” shall be deemed to exist if a medical doctor selected by the Company certifies that Executive is unable, despite reasonable accommodation, to perform the essential functions of his current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any twelve (12)-month period;
(c)	After ten (10) days’ written notice by the Company to Executive stating that Executive’s employment is being terminated without “Cause” (as defined below).
(d)	After ten (10) days’ written notice by the Executive to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined herein).
(e)	Immediately upon written notice by the Company to Executive for Cause. For purposes of this Agreement, “Cause” shall be defined as:
(i)	Executive’s indictment or conviction of a felony or the plea of guilty or nolo contendere to a felony charge;
(ii)	Executive’s gross misconduct or gross neglect related to Executive’s duties; or
(iii)	Executive’s commission of any fraud, misappropriation, gross misconduct, embezzlement or similar act in connection with Executive’s duties under the Agreement.
(f)	As provided in this Section 8(f), upon written notice by Executive to the Company stating that Executive is resigning from his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall be defined as:
(i)	Material diminution in Executive’s authority, duties or responsibilities without his consent; or
(ii)	A reduction in Executive’s Base Salary without his consent, other than as part of a Company salary reduction program that includes senior executives of the Company;

provided, however, that Executive must resign within 180 days of the initial occurrence of either of the foregoing circumstances and must provide written notice to the Board of the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurrence of such fact or circumstance or Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that neither of the actions set forth in (i) and (ii) above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive.
9. Compensation in the Event of Termination.
(a)	Cause or Resignation. If Executive’s employment terminates under Paragraph 8(d) or (e), Executive shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination, (ii) payment for accrued but unused vacation, and (iii) reimbursement of any unreimbursed business expenses (together, the “Accrued Obligations”).
(b)	Death or Disability. If Executive’s employment terminates under Paragraph 8(a) or (b), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.
(c)	Without Cause or by Executive for Good Reason. If Executive’s employment terminates prior to the expiration of the Term under Paragraph 8(c) or (f), Executive shall receive (i) the Accrued Obligations and (ii) severance pay in an amount of $1,800,000, paid out in equal installments over a period of twelve (12) months (the “Severance Payment”). Subject to Section 16 herein, the Severance Payment will be payable in semimonthly installments on the Company’s regular paydays until fully paid out and commencing on the Company’s first regular payday at least sixty (60) days following Executive’s termination of employment; provided that (i) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company and substantially similar to Exhibit A hereto (“General Release”) and (ii) any period of revocation applicable to such General Release has passed; provided further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 8(c) or (f) herein.

10. Intellectual Property
(a)	Proprietary Information. Executive and the Company hereby acknowledge and agree that in connection with the performance of Executive’s duties under this Agreement, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of the Company. Such proprietary information may include, but shall not be limited to, information concerning the Company’s customers and products, information concerning certain marketing, selling, and pricing strategies of the Company, and information concerning methods, manufacturing techniques, and processes used by the Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). Executive hereby agrees that any and all Proprietary Information shall be and shall forever remain the property of the Company, and that during the Term, and at all times thereafter, Executive shall not in any way disclose or reveal the Proprietary Information other than to the Company’s executives, officers and other employees and agents in the normal course of Executive’s performance of his employment duties hereunder. The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential.
(b)	Trade Secrets. During the Term this Agreement, Executive will have access to and become acquainted with various trade secrets which are owned by the Company or by its affiliates and are regularly used in the operation of their respective businesses and which may give the Company or an affiliate an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive will be granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment and fiduciary relationships to the Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any way, either during the Term of this Agreement or at any time thereafter, except as required in the course of employment by Company and for its benefit.
(c)	Intellectual Property. Executive acknowledges and agrees that all products, services, methods, know-how, procedures, processes, specifications, and anything of a similar nature that relate to the services to be provided by Executive to the Company, whether the same are derived from the use of Proprietary Information or otherwise developed or conceived of by Executive, shall be and shall remain the exclusive property of the Company. Executive further agrees that for a period of one (1) year after the termination of this Agreement for any reason, there shall be an irrebuttable presumption that all products, services, methods, know-how, procedures, formulae, processes, specifications, and anything of a similar nature which relate to such services rendered hereunder developed, formulated, created, or conceived of by Executive were derived from the use of Proprietary Information or were otherwise developed, formulated, created, or conceived of by Executive during the Term, and, as such, the same shall be and shall remain the exclusive property of the Company. Executive shall promptly disclose to the Company all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by, for or at the direction of Executive during his employment hereunder and which are related to the business of the Company, and shall execute all such documents and instruments, including but not limited to any assignments and invention disclosure documents, as the Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce the Company’s rights with respect to any such work and any intellectual property therein.

(d)	Ownership of Documents and Return of Company Property. The Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with his employment. The Documents shall be the property of the Company and are not to be used on other projects except upon Company’s prior written consent. Upon termination of Executive’s employment for any reason, Executive shall surrender to Company any and all Documents, Company-owned property and any other property in Executive’s possession, custody, or control which contains or reflects in any manner any Proprietary Information or information which in any way relates to the Company’s business.
(e)	Company Defined. For purposes of this Section 10, the “Company” shall be interpreted to include the Company and all of its direct and indirect subsidiaries.
11. Restrictive Covenants.
(a)	Covenant Not To Compete. In consideration of the Company’s agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that during the “Restricted Period” (as defined below) and so long as Company is not in material default of its obligations to provide payments to Executive hereunder, Executive will not, without prior written consent of Company, engage in a “Competing Business” within the “Restricted Territory” (both as defined below). For purposes of this Agreement, Executive shall be deemed to be engaged in a “Competing Business” if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which the Company and its operating subsidiaries and affiliates are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Executive’s termination of employment. Nothing in this Section 11(a) is intended to limit Executive’s ability to own equity in a public company constituting less than five percent (5%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof. If requested by Executive, the Company shall furnish Executive with a good-faith written description of the business or businesses in which the Company is then actively engaged or which is contemplated by Company’s current business plan.

(b)	Non-Solicitation. Executive recognizes that the Company’s clients are valuable and proprietary resources of Company. Accordingly, Executive agrees that during the Restricted Period, Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity which obtained products or services from the Company at any time during Executive’s employment with the Company. In addition, during the Restricted Period, Executive will not solicit business for or in connection with a Competing Business from any individual or entity which may have been solicited by Executive on behalf of the Company. Further, during the Restricted Period, Executive will not solicit, hire or engage employees of the Company to engage in any Competing Business.
(c)	Non-Disparagement. Executive agrees that, during the Term and thereafter, he will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees. The Company (limited to its officers and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive.
(d)	Restricted Period. For purposes of this Section 11, the “Restricted Period” shall include the Term and a period of twelve (12) months; or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of nine (9) months; or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of six (6) months) following the termination of Executive’s employment with the Company for any reason.

(e)	Restricted Territory. Executive and the Company understand and agree that the Company’s business is not geographically restricted and is unrelated to the physical location of the Company facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, facsimile transmissions and other means of electronic information and product distribution. Executive and the Company further understand and agree that Executive will, in part, work toward expanding Company’s markets and geographic business territories and will be compensated for performing this work on behalf of Company. Accordingly, the parties agree that the Restricted Territory will encompass, each and every location from which Executive could engage in a Competing Business in any country, state, province, county or other political subdivision in which the Company has clients, employees, suppliers, distributors or other business partners or operations as of the date of Executive’s termination or where the Company’s business plan clearly contemplates having operations as of the date of Executive’s termination. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall include each location from which the Executive can conduct business in any of the following locations: each state in the United States in which the Company conducts sales or operations, each province within Canada in which the Company conducts sales or operations, and each political subdivision of the United Kingdom in which Company conducts sales or operations. If, but only if, this Restricted Territory is held to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be any location within a fifty (50) mile radius of any Company office.
(f)	Remedies; Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 11 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section 11. The right to an injunction shall be in addition to and not in lieu of any other remedy available to the Company for such breach or threatened breach, including the recovery of damages from Executive. Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained in this Section 11 are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.
(g)	Survival of Covenants. Executive expressly acknowledges and agrees that Executive’s covenants and agreements in this Section 11 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.
12. Applicable Law. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Arizona without regard for any rules of conflicts of law.

13. Company Policies.
(a)	General Company Policies. Except where inconsistent with the terms of this Agreement, Executive agrees that he will be subject to, and comply with, the employment policies and procedures established by the Company from time to time.
(b)	Company Stock Ownership Guidelines. Executive agrees that he will be subject to the Company’s stock ownership guidelines.
(c)	Clawback. To the extent required by law or Company policy, the Company may require Executive to repay to the Company any bonus or other incentive-based or equity-based compensation paid to Executive. For example, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws, Executive may be required to repay any bonus or other incentive-based or equity-based compensation he receives from the Company during the twelve-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits he realizes from the sale of the Company’s securities during this twelve-month period.
14. Section 16 of the Securities Exchange Act. If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), Executive will provide to the Company a written representation in a form acceptable to the Company that all reportable pre-termination securities transactions relating to Executive have been reported.
15. Withholding. The Company may effect withholdings from the payments due to Executive under this Agreement for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law.
16. Section 409A.
(a)	It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code (“Section 409A”). To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). The Company and Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

(b)	Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(c)	To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.
(d)	With respect to expenses eligible for reimbursement or in-kind benefits, if any, provided under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

17. Dispute Resolution. The Parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, and all claims, to the extent allowable by law, that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy, shall be resolved by final, binding and conclusive arbitration in Maricopa County, Arizona, with a sole arbitrator to be mutually agreed upon by the Parties. The Parties shall bear equally the cost of the arbitrator. The arbitration shall occur within thirty (30) days of selection of the arbitrator and shall be administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration award may, in the discretion of the arbitrator, include reasonable attorneys’ fees and costs of the prevailing party. “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees. Any award of attorney’s fees and costs to which Executive may be entitled shall be paid by Company, on or before December 31 of the calendar year following the year of the conclusion of the arbitration. Either party may apply to the arbitrator to seek injunctive relief until the arbitration award is rendered or the matter is otherwise resolved. Either party also may, without waiving any remedy under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the retention of the arbitrator.
18. No Conflict. Executive hereby represents and warrants that he is under no conflicting duty or contractual or other legal obligation that would prevent him from executing this Agreement or performing the duties of President and CEO of the Company.
19. No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.
20. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:
TO THE COMPANY:
Insight Enterprises, Inc.
Attn: General Counsel
6820 South Harl Avenue
Tempe, Arizona 85283
TO EXECUTIVE:
At the most recent address on file in the records of the Company.

21. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.
22. Successors and Assigns. This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.
23. Entire Agreement and Amendments. This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, understandings and covenants (except as otherwise provided herein) with respect to the subject matter hereof, including any offer letter provided to Executive. This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.
24. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
Signature pages follow

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC.	KENNETH T. LAMNECK

By: David J. Robino
Its: Chair of the Compensation Committee

EXHIBIT A
SEPARATION AND GENERAL RELEASE AGREEMENT
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Release Agreement”) is entered into as of the first date on the signature page hereto, by and between Insight Enterprises, Inc. (“Insight” or the “Company”) and Kenneth T. Lamneck (“Executive”) (together, the “Parties”).
R E C I T A L S
WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer pursuant to the terms of the Executive Employment Agreement between Executive and the Company, dated December [__], 2009 (the “Employment Agreement”); and
WHEREAS, the Parties have decided to terminate Executive’s employment relationship with the Company, and the Parties desire to resolve, fully and finally, all outstanding matters between them.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1. EXECUTIVE’S SEPARATION. Executive’s separation from the Company is effective as of [                    ] (the “Separation Date”). Executive hereby acknowledges that, as of the Separation Date, he is no longer a director and officer of the Company and/or each of its subsidiaries, and Executive agrees that he will execute any and all documents necessary to effect such actions with respect to any foreign or domestic Company subsidiary.
2. CONSIDERATION.
a. Upon the Effective Date, Executive shall receive the Severance Payment provided under Section 9(c) of the Employment Agreement, payable in accordance with the provisions of Sections 9(c) and 16 of the Employment Agreement.
b. Executive acknowledges and agrees that the Severance Payment is consideration beyond that which he would otherwise be entitled to receive absent his execution and non-revocation of this Release Agreement.
c. Executive acknowledges and agrees that he has been paid all compensation due to him under the terms of the Employment Agreement.

d. The “Effective Date” for purposes of this Release Agreement shall be the eighth (8th) calendar day following the date that Executive executes this Release Agreement, provided that Executive does not revoke or attempt to revoke his acceptance of this Release Agreement prior to such date in accordance with Section 4.b.
3. EXECUTIVE’S RELEASE AND WAIVER OF CLAIMS.
a. In exchange for the consideration described in Section 2.a. above, Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Released Parties arising out of or relating in any way to Executive’s employment with, or termination from, the Company, or otherwise relating to any of the Released Parties from the beginning of time to the Effective Date of this Agreement (the “Executive’s Release”). Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Employment Agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended (the “OWBPA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the Arizona Civil Rights Act, as amended; provided, however, that Executive’s Release does not waive, release, or otherwise discharge: (A) any claim or cause of action that cannot legally be waived; (B) any claim or cause of action to enforce Executive’s rights under this Agreement; (C) any claim or cause of action for indemnification pursuant to any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws or any claim for contribution or (D) any rights to Executive’s vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by the Company.
b. For the purpose of implementing a full and complete release, Executive understands and agrees that Executive’s Release is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Released Parties and this Release Agreement extinguishes those claims. Accordingly, Executive expressly waives all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims. Executive makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims.

c. Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.
4. ADEA WAIVER. Executive understands that he is waiving his rights under the ADEA and the OWBPA and thus:
a. Executive has been informed and understands and agrees that he has twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;
b. Executive has been informed and understands and agrees that he may revoke this Agreement at any time during the seven (7) calendar days after this Agreement is signed and returned to the Company, in which case none of the provisions of this Agreement will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed and retuned the Agreement. Executive acknowledges and agrees that, in the event Executive revokes the Agreement, he shall have no right to receive the consideration provided herein.
c. Executive agrees that prior to signing this Agreement, he read and understood each and every provision of this Agreement.
d. Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement.
e. Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.
f. Executive understands that he is not waiving, releasing, or otherwise discharging any claims under the ADEA that may arise after the date he signs this Agreement.
5. CODE SECTION 409A COMPLIANCE. This Release Agreement shall be interpreted, operated, and administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any payments or benefits provided pursuant to the Employment Agreement shall be interpreted and administered according to the terms set forth in Section 16 of the Employment Agreement in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

6. REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:
a. Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company Released Parties. If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.
b. Executive represents and warrants that he will continue to comply with all restrictive covenants and obligations concerning the Company’s proprietary and trade secret information and other terms and conditions of the Employment Agreement.
c. Executive represents and warrants that, as of the Separation Date, he has returned to the Company all documents, data, records, equipment, and other physical property that came into his possession during his employment and which was acquired from the Company in accordance with Section 10(d) of the Employment Agreement.
7. CONTINUING OBLIGATIONS. Executive acknowledges his continuing obligations under Sections 10, 11 and 17 of the Employment Agreement following the date hereof.
8. COOPERATION IN THE CASE OF LITIGATION. Executive hereby agrees that, if and when requested to do so by the Company, he will make himself reasonably available to, and will cooperate in all reasonable respects with, the Company, its officers and directors, and their respective counsel in connection with any litigation, proceeding, or investigation relating to the Company; it being understood that such cooperation shall take into account and accommodate the Executive’s then applicable business and professional commitments. Upon written request accompanied by appropriate documentation, the Company agrees to reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in connection with any actions taken by Executive pursuant to this Section 8.
9. SECTION 16 REPORTING. Executive represents and warrants to the Company that all reportable transactions under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto, through the date hereof have been reported and agrees to notify the General Counsel of the Company of any reportable transactions from the date hereof through the six month anniversary of the Separation Date.

10 GOVERNING LAW. This Release Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without reference to its choice of law rules, except as preempted by federal law. Executive acknowledges that any and all claims arising under the Employment Agreement or this Release Agreement are subject to the dispute resolution provisions of Section 17 of the Employment Agreement.
11. SUCCESSORS AND ASSIGNS. Executive agrees that this Release Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.
12. AMENDMENTS. This Release Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.
13. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
14. COUNTERPARTS. This Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.
16. ENTIRE AGREEMENT. Together with the Employment Agreement, this Release Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Release Agreement or the Employment Agreement.
Signature pages follow

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC.	KENNETH T. LAMNECK

/s/ David J. Robino	/s/ Kenneth T. Lamneck
By: David J. Robino
Its: Chair of the Compensation Committee